UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2016

Stericycle, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37556	36-3640402
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

28161 North Keith Drive

Lake Forest, Illinois 60045

(Address of principal executive offices including zip code)

(847) 367-5910

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On July 26, 2016, the Audit Committee (the “Audit Committee”) of the Board of Directors of Stericycle, Inc. (the “Company”) determined that the consolidated financial statements for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015 (collectively, the “Affected Periods”), originally included in the Company’s Quarterly Reports on Form 10-Q for each of the Affected Periods, should no longer be relied upon due to errors in the timing of recognition of certain loss reserves.

The errors in timing of recognition of certain loss reserves relate to the Company’s settlement of two previously disclosed litigation matters: first, a class action complaint filed in the Circuit Court of Cook County, Illinois captioned Sawyer v. Stericycle Inc., et al., Case No. 2015 CH 07190 (the “TCPA Action”), alleging that from 2010 to 2014, the Company violated the Telephone Consumer Protection Act of 1991, as amended by the Junk Fax Prevention Act of 2005; and second, a qui tam action filed in the U.S. District Court for the Northern District of Illinois captioned United States of America ex rel. Jennifer D. Perez v. Stericycle, Inc., Case No. 1:08-cv-2390 (the “Qui Tam Action”), alleging that from January 1, 2003 to June 30, 2014, the Company improperly increased its service price to certain government customers without their consent or contractual authorization, in violation of the False Claims Act and similar state statutes.

The identified accounting errors related to the timing of recognition of loss reserves between quarterly periods and had no effect on the Company’s audited annual results for the fiscal year ended December 31, 2015.

The Company originally recorded $45.0 million in accrued liabilities related to the TCPA Action in the second quarter of 2015; the Company is now of the view that this amount should have been recorded in the first quarter of 2015. In addition, the Company originally recorded $28.5 million in accrued liabilities related to the Qui Tam Action in the third quarter of 2015; the Company is now of the view that this amount also should have been recorded in the first quarter of 2015.

The Company will restate portions of its interim condensed consolidated financial statements for the Affected Periods to reflect the modified timing of the recognition of these losses. The impact of the restatement is as follows:

•	the estimated loss contingency for the first quarter of fiscal 2015 was understated by $73.5 million, resulting in an overstatement of net income of $46.5 million for the three month period ended March 31, 2015;

•	the estimated loss contingency for the second quarter of fiscal 2015 was overstated by $45.0 million, resulting in an understatement of net income of $27.4 million for the three month period ended June 30, 2015. For the six month period ended June 30, 2015, the estimated loss contingency was understated by $28.5 million, resulting in an overstatement of net income of $19.1 million for the six month period ended June 30, 2015; and

•	the estimated loss contingency for the third quarter of fiscal 2015 was overstated by $28.5 million, resulting in an understatement of net income of $17.2 million for the three month period ended September 30, 2015.

The restatement had no effect on net income for the fiscal year ended December 31, 2015.

The Company intends to present the restated financial information for the Affected Periods in the Company’s Amendments on Form 10-K/A for the fiscal year ended December 31, 2015 and on Form 10-Q/A for the quarterly period ended March 31, 2016 (the “Amended Forms”). The Company does not anticipate filing amended periodic reports for any filing prior to the Annual Report on 10-K for the fiscal year ended December 31, 2015, including Forms 10-Q for any of the Affected Periods. The Company intends to file the Amended Forms as soon as possible.

The Company’s controls related to the accounting for loss contingencies were inadequate to ensure that loss reserves were recorded timely in the appropriate period. The Company intends to revise the COSO Component – Risk Assessment material weakness described in Management’s Report on Internal Control Over Financial Reporting in its Form 10-K/A filing to also encompass the accounting for loss contingencies.

The Audit Committee has discussed the matters disclosed on this Current Report on Form 8-K with the Company’s independent registered public accounting firm, Ernst & Young LLP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: July 28, 2016	Stericycle, Inc.

	By:	/s/ Daniel V. Ginnetti
Daniel V. Ginnetti Executive Vice President and Chief Financial Officer